Exhibit III

FINANCIAL STATEMENTS FOR THE FINANCIAL YEAR ENDED DECEMBER 31, 2025

INTRODUCTION TO THE FINANCIAL STATEMENTS

The Bank’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). The accounting principles applied in NIB’s financial statements differ in certain respects from the accounting principles generally accepted in the United States (“U.S. GAAP”). Such differences may be related to variance in the standards for recognition or measurement of amounts included in the financial statements, and IFRS may lack specific requirements or guidance that is available in U.S. GAAP in certain areas. In addition, presentation and disclosure requirements may differ between IFRS and U.S. GAAP.

The financial statements of the Bank for the financial years 2023 and 2024 have been audited by Ernst & Young Oy and Ernst & Young AB as indicated in their reports included in the Bank’s previous Form 18-K filings for the financial years ended December 31, 2023 and 2024 and incorporated by reference into the Bank’s Registration Statement on Schedule B of the Securities Act (No. 333-250159) and elsewhere herein.

The financial statements of the Bank for the financial year 2025 have been audited by PricewaterhouseCoopers Oy and Öhrlings PricewaterhouseCoopers AB as indicated in their report included in the Bank’s Form 18-K filings for the financial year ended December 31, 2025 and incorporated by reference into the Bank’s Registration Statement on Schedule B of the Securities Act (No. 333-250159) and elsewhere herein.

The auditors were appointed by the Control Committee of the Bank. See Exhibit V to this Annual Report on Form 18-K, “Description of the Registrant – Governance”.

For the financial years 2023 and 2024 NIB appointed Authorized Public Accountant Terhi Mäkinen, representing the accounting firm Ernst & Young Oy, Finland, and Authorized Public Accountant Mona Alfredsson, representing Ernst & Young AB, Sweden as its independent joint auditors.

In accordance with the Bank’s audit rotation policy and based on a tender process, the Control Committee of NIB appointed Authorized Public Accountant Jukka Paunonen, representing the accounting firm PricewaterhouseCoopers Oy, Finland, and Authorized Public Accountant Peter Sott, representing Öhrlings PricewaterhouseCoopers AB, Sweden as NIB’s independent joint auditors for the financial year 2025.

NORDIC INVESTMENT BANK

Statement of comprehensive income 1 January – 31 December

EUR 1,000	Note	2025	2024	2023
Interest income calculated using the effective interest method		1,074,048	1.261.657	1.105.329
Other interest income		502,980	659.395	574.826
Interest expense		-1,227,610	-1.589,413	-1.381.515

Net interest income	(4) (5)	349,418	331.639	298.640

Commission income and fees received		9,853	6.257	7.934
Commission expense and fees paid		-4,818	-2.607	-2.275

Net fee and commission income	(6)	5,035	3.650	5.659

Net profit/loss on financial operations	(7)	5,966	-17.020	815
Foreign exchange gains and losses		-128	140	424

Total operating income		360,290	318.129	305.538

Expenses
General administrative expenses
Personnel expenses	(8)	-38,545	-37.982	-35.395
Other administrative expenses	(9)	-17,269	-15.661	-15.790
Depreciation	(16)	-5,483	-5.336	-6.331

Total operating expenses		-61,297	-58.979	-57.516

Profit before loan losses		298,994	259.150	248.022
Net loan losses	(10)	-11,606	-3.003	2.637

Net Profit for the year		287,387	256.147	250.659

Other Comprehensive income
Items that will be reclassified to income statement
Fair value hedges - valuation of cross currency basis spread		-17,148	3.639	21.375
Items that will not be reclassified to income statement
Changes in own credit risk on liabilities recorded at fair value		-5,510	6.216	1.554

Total other comprehensive income		-22,658	9.855	22.929

Total Comprehensive income		264,729	266.002	273.588